Exhibit 99.1

                                                  Investor and Media Contact:

                                                              Nicole Noutsios
                                                        SoftNet Systems, Inc.
                                                                 415-343-2325
                                                        investors@softnet.com


          SoftNet Systems, Inc. Reports on Shareholders Meeting



         San Francisco, California, April 6, 2001 -- SoftNet Systems, Inc. (Nasdaq: SOFN), held its annual shareholders meeting yesterday, and announced that shareholders approved both the election of directors and the appointment of KPMG LLP as SoftNet's independent auditors.

         At the meeting, the Company confirmed that SoftNet's board of directors is continuing its review of the strategic direction of the company, and expects to make a statement on this matter by the end of June. The Company indicated that it has approximately $86 million in cash (as of March 31, 2001), which is in line with its previously-announced estimates that its cash reserves will be approximately $70 to $80 million on June 30, 2001, not including any proceeds from the planned sale of Laptop Lane. The Company expects to write-down assets ranging from $24 to $29 million as of March 31, 2001. The write-down is comprised solely of non-cash items primarily relating to inventory, intangibles and minority investments in various companies.

About SoftNet Systems, Inc.

         SoftNet is a global broadband Internet services company. SoftNet's wholly owned Intellicom subsidiary combines Internet services with sophisticated two-way satellite technology to deliver a turnkey solution for ISPs, schools, corporations and businesses. Intellicom provides two-way satellite Internet access using a proprietary network optimizing technology. The company utilizes state-of-the-art wireless technologies, broadband delivery, data-push and satellite-based Internet access caching products to provide its customers with fast access to information and efficient utilization of existing network capacity. Intellicom operates more than 400 earth stations in the United States, Latin America and the Caribbean as well as a 24-hour-a-day, seven-day-a-week Network Operations Center, Internet Data Center and Customer Support Center.

         For  more  information  about  SoftNet  Systems,   Inc.,  please  visit
www.softnet.com   or   call   415-365-2500.

This press release contains forward-looking statements concerning SoftNet Systems' anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect", "believe", "will", "may", "should", "project", "estimate", "approximately" and like expressions, and the negative thereof.) These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the risks attendant to a growing business in a new industry as well as those risks described in SoftNet Systems' Quarterly or Annual Report.